Exhibit 5.1

May 21, 2014	+1 212 230 8800 (t) +1 212 230 8888 (f) wilmerhale.com

TechTarget, Inc.

275 Grove Street,

Newton, MA 02466

Re:	Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with (i) the Registration Statement on Form S-3 (File No. 333-181187) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 10,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”) of TechTarget, Inc., a Delaware corporation (the “Company”), of which up to 7,000,000 shares of Common Stock may be sold by certain stockholders of the Company from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an indeterminate initial offering price, as set forth in the Registration Statement and the prospectus contained therein (the “Base Prospectus”), (ii) the preliminary prospectus supplement dated May 13, 2014 (the “Preliminary Prospectus Supplement”) and (iii) the prospectus supplement dated May 21, 2014 (the “Final Prospectus Supplement” and together with the Base Prospectus and Preliminary Prospectus Supplement, the “Prospectus”), relating to the sale by entities affiliated with Technology Crossover Ventures and Polaris Venture Partners (collectively, the “Selling Stockholders”) pursuant to the Registration Statement of up to 5,750,000 shares (the “Shares”), including up to 750,000 Shares that may be sold upon exercise of an over-allotment option granted by the Selling Stockholders.

The Shares are to be sold by the Selling Stockholders pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and among the Company, the Selling Stockholders and Jefferies, as the representative of the several underwriters named in the Underwriting Agreement, which will be filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K, dated May 23, 2014, to be filed with the Commission in connection with the sale of the Shares by the Selling Stockholders.

We are acting as counsel for the Company in connection with the sale by the Selling Stockholders of the Shares. We have examined a signed copy of the Registration Statement and a copy of the Prospectus, each as filed with the Commission. We have also examined and relied upon the Underwriting Agreement, minutes of meetings of the stockholders and the Board of Directors of the Company, including committees thereof, each as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

Wilmer Cutler Pickering Hale and Dorr LLP, 7 World Trade Center, 250 Greenwich Street, New York, New York 10007

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May 21, 2014

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America. Our opinion below, insofar as it relates to the Selling Stockholders’ shares being fully paid, is based solely on a certificate of the Chief Financial Officer of the Company and the General Counsel and Secretary of the Company confirming the Company’s receipt of the consideration called for by the applicable resolutions authorizing the issuance of such shares.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, dated May 23, 2014 in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING

HALE AND DORR LLP

By:	/s/ Jennifer Berrent
Jennifer Berrent, a Partner